Exhibit 99.1

Murphy USA Inc. Reports Third Quarter 2014 Results

El Dorado, Arkansas, November 5, 2014 – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, announced today financial results for the three and nine months ended September 30, 2014.  Key highlights include:

•	Income from continuing operations of $62.7 million ($1.36 per diluted share) for Q3 2014 compared to $36.0 million ($0.77 per diluted share) for Q3 2013
•	Retail fuel margins averaged 17.5 cents per gallon (cpg), the second highest third quarter margin in five years and retail fuel volumes grew by 2.7% per site.
•

Merchandise gross margin dollars grew 5.1% in total compared to the prior year quarter and were up nearly 1.0% on an average per store month (APSM) basis for the current quarter, led by APSM gross margin dollar growth of 3.7%  from non-tobacco merchandise

•	Operating income from the Hereford ethanol plant was $6.0 million in Q3 2014 compared to a loss of $0.9 million in the comparable 2013 quarter due to improved operations and favorable crush spread
•	Added 16 stores in the quarter with an additional six sites opened since quarter end; 22 sites are currently under construction of which most will be opened before year end
•

Ended the quarter with a balance of $294.3 million in cash and cash equivalents and subsequent to quarter end announced a $250 million share repurchase program which is expected to be completed by December 31, 2015

Three-month results

For the three month period ended September 30, 2014, the Company reported income from continuing operations of $62.7 million or $1.36 per diluted share on revenues of $4.68 billion.  Income from continuing operations was $36.0 million and $0.77 per diluted share in the same period in 2013 on revenues of $4.69 billion.  Average retail fuel prices for the third quarter 2014 (including taxes) were $3.27 per gallon versus $3.36 per gallon in the same period of 2013.  Net income for the three month period ended September 30, 2014 was $62.7 million as there were no discontinued operations in the current quarter compared to net income of $41.7 million, or $0.89 per diluted share, for the comparable period in 2013, which included $5.7 million of income from discontinued operations.   The improved results in continuing operations for the current quarter were primarily driven by higher retail margins and volumes along with higher merchandise margin dollars and improved results from the Hereford, TX ethanol plant partially offset by lower product supply and wholesale gross margins.  Cash and cash equivalents at the end of September 2014 were $294.3 million.

“Solid execution across the board in a favorable fuel margin environment paved the way for exceptional earnings in the third quarter,” said President and CEO Andrew Clyde.  “As we celebrated our first anniversary as a standalone company, we continued to deliver on key growth objectives in terms of fuel and merchandising gross margin growth as well as new site development.  Our strong balance sheet and earnings performance year-to-date provided the confidence for the Board to make the recently announced $250 million share repurchase program.  This program combined with our organic growth pipeline create the foundation for Murphy USA to deliver target shareholder returns.” said Mr. Clyde.

Adjusted EBITDA (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) was $128.7 million for the three month period ended September 30, 2014, compared to $75.5 million for the same period in 2013.

Total retail fuel volumes increased 7.0% with 1.04 billion gallons sold in the 2014 quarter compared to 0.97 billion gallons in the comparable 2013 quarter.    Retail fuel volumes sold on an APSM basis were 281,186 gallons in the 2014 period compared to 273,741 gallons in the 2013 period,  an increase of 2.7%.   Retail fuel margins (before credit card expenses) were 17.5 cpg in the 2014 quarter compared to 14.8 cpg in the 2013 period, an increase of 2.7 cpg.  Retail margins and volume benefited from favorable market conditions during the period.  A decline in  wholesale prices along with more days in the quarter of the Walmart 15 cent/10 cent discount program were the primary drivers behind the improved results.  The discount program was in effect for the majority of Q3 2014 compared to one week in Q3 2013.  Total product supply and wholesale margin dollars excluding Renewable Identification Numbers (RINs)  were a negative $13.3 million in the 2014 period compared to a negative $14.5 million in the same period of 2013.  Also impacting operating income for the three months ended September  30, 2014 was income generated by the sale of RINs of $25.2 million compared to $31.8 million in the 2013 period.  During the current period, 52 million RINs were sold at an average selling price of $0.48 per RIN.

Total merchandise margin dollars increased by 5.1%  in the 2014 quarter compared to the prior year.  Merchandise unit margins for the quarter ended September 30, 2014 averaged 13.7% compared to 13.2% for the same period in 2013.  Non-tobacco products continued to show increases in both margin dollars and percentage of total sales as key promotions with beverages and salty snacks among other categories showed favorable results in the current period. For the current quarter, merchandise revenues were $561 million compared to $557 million for the 2013 period, an increase of $4.2 million.  For the current quarter, total non-tobacco sales dollars increased 9.6%, with the largest increases shown in alternative snacks,  salty snacks and lottery/lotto, while margin dollars increased 7.9%. Total merchandise margin dollars on an APSM basis for the quarter were up nearly 1.0% as increases in non-tobacco margin dollars of 3.7% more than offset a 0.8% decline in tobacco margin dollars.    Within the tobacco categories, other tobacco products were up over 50% on a margin basis due to increased sales of e-cigarettes and vapor products.

Total station and other operating expenses were $131.9 million for the quarter ended September 30, 2014, compared to $122.7 million for the same period in 2013.  On an APSM basis, the expenses applicable to retail increased 3.1% period over period.  Excluding credit card expenses, station operating expenses on an APSM basis increased 1.1% in the current quarter compared to the same period in the prior year.  Credit card expenses were higher on an APSM basis in the current period due in part to a settlement of prior year overcharges in the prior year quarter combined with higher fuel sales volumes in the current period.    The largest area of increase in site operating expenses during the current quarter was related to maintenance expense as the 2014 quarter contained higher charges for refurbishments and repairs.  Selling, general and administrative (SG&A) expenses in the current quarter were $30.1 million compared to $44.7 million in the same period of 2013.  The prior year quarter contained $14.3 million of spin-related and other one-time nonrecurring costs.  Without the prior year nonrecurring costs, SG&A expense for the current quarter was 1.0% lower than Q3 2013.  Included in the station and other operating expense and SG&A expense totals above are $4.9 million and $5.3 million of combined operating expense and SG&A costs for the three months ended September 30, 2014 and 2013, respectively,  for product supply and wholesale operations.

The Company’s ethanol plant in Hereford, Texas, was profitable for the third quarter of 2014, generating $6.0 million in operating income compared to operating loss of $0.9 million in  Q3 2013.  The improved results in the current quarter were the result of a nearly 2.0% increase in annual throughput rates and significantly higher yields following the planned Q1 2014 and August 2014 maintenance shutdowns.

Interest expense was higher in the third  quarter 2014 compared to the prior year quarter by $3.9 million due to the issuance in mid-August 2013 of the $500 million Senior Notes and the funding of a $150 million term loan under our credit facilities.  There was no interest expense on the term loan in the current period as it was paid off in May 2014.  As these borrowings did not exist for the full prior period, there is an increase in interest expense for the current quarter.

Capital expenditures for continuing operations for the quarter ended September 30, 2014 were $31.6 million compared to $33.4 million in 2013.  Of those capital expenditures, in the current quarter, $27.6 million were for retail growth and $2.3 million were spent on retail maintenance items.  The remaining balance of the capital expenditures was in our product supply, ethanol, and corporate areas.  Cash flow from operating activities was  $77.9 million in the current quarter compared to $185.2 million in the same period in 2013.  Free cash flow (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) for the period was $46.3 million compared to $129.5 million in the prior year period.  The large decrease in the current period was due to changes in working capital for the period.

Nine-month results

For the nine month period ended September 30, 2014, the Company reported income from continuing operations of $144.7 million or $3.11 per diluted share, on revenues of $13.6 billion compared to $126.9 million and $2.71 per diluted share in the same period in 2013 on revenues of $13.9 billion.  Average retail fuel prices for the first nine months of 2014 (including taxes) were $3.32 per gallon versus $3.39 per gallon in the same period of 2013.  Net income for the nine months ended September 30, 2014, was  $145.5 million or $3.13 per diluted share, compared to net income of  $141.4 million, or $3.02 per diluted share, for the same period in 2013.   The higher results in continuing operations for the year to date period were primarily driven by improved results from the Hereford ethanol plant, higher merchandise gross margin dollars, and higher gross margins from product supply and wholesale operations in the current period partially offset by lower average retail fuel margins.  The current year includes an after-tax benefit of $10.9 million from a LIFO decrement in the period and a state tax benefit of $6.8 million, while 2013 had no comparable adjustments.  Income from discontinued operations in the period contains the final adjustments to working capital from the sale of the Hankinson plant,   resulting in a gain of $0.8 million ($0.02 per diluted share), net of tax, for the current year.

Adjusted EBITDA (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) was $309.2 million for the nine month period ended September 30, 2014, compared to $262.0 million for the same period in 2013.

Total retail fuel volumes increased 3.8% with 2.94  billion gallons sold in 2014 compared to 2.83 billion gallons in the 2013 period due to 54 new sites opening in the last 12 months.   Retail fuel volumes sold on an APSM basis were 268,092 gallons in the 2014 period compared to 267,928 gallons in the 2013 period.  Retail fuel margins (before credit card expenses) were 12.7 cpg in 2014 compared to 13.9 cpg in 2013, a decrease of 1.2 cpg.  Year-to-date margins and volumes were impacted during the year to date period by fewer months of wholesale price volatility as the first six months were relatively flat followed by declining wholesale prices in third quarter.    Per site fuel volumes also reflect one partial month of the Walmart 15 cent/10 cent fuel discount program in 2014 compared to 2013.  Total product supply and wholesale margin dollars excluding RINs were $67.0 million in the 2014 period compared to $26.3 million in the same period of 2013.  The 2014 amount includes a benefit of $17.8 million related to a LIFO decrement due to a decision to run a leaner fuel supply chain, which caused liquidation of inventories that are not expected to be restored at year-end.  Also impacting operating income for the nine months ended September 30, 2014 was income generated by the sale of RINs of $66.1 million compared to $74.8 million in the 2013 period.  During the current period, 141 million RINs were sold at an average selling price of $0.47 per RIN.

Total merchandise margin dollars increased by 5.6%  in the nine months ended September 30, 2014 compared to the prior year.  Merchandise unit margins for the nine months ended September 30, 2014 averaged 13.8% compared to 13.0% for the same period in 2013.  Non-tobacco products continued to show increases in both margin dollars and percentage of total sales as certain promotions with beverages, candy and salty snacks among other categories showed favorable results in the current year.  For the current year, merchandise revenues were $1.61 billion compared to $1.63 billion for the 2013 period. For the current year,  total non-tobacco sales dollars increased 9.2%, with the largest increases shown in dispensed beverages, alternative snacks and lottery/lotto, while margin dollars increased 11.6% primarily due to increased margins related to dispensed beverage, beer, wine and liquor and packaged beverages.  On an APSM basis, total merchandise sales were down 4.4% with tobacco products down 6.8%, partially offset by a 5.3% increase in non-tobacco sales.    Merchandise margin dollars on an APSM basis for the year were up 1.8% with tobacco margin dollars down 1.7%, more than offset by an increase in non-tobacco margin dollars of 7.5%.  Within the tobacco categories, both smokeless (7.7% increase) and other tobacco products (35.1% increase) were up significantly on a margin basis due to improved execution and a more advantageous product mix.

Station and other operating expenses were $387.6 million for the nine months ended September 30, 2014, compared to $368.4 million for the same period in 2013.  On an APSM basis, the expenses applicable to retail increased 1.1% period over period.  Excluding credit card expenses, station operating expenses on an APSM basis declined in the current year by 0.3% compared to the prior year.   The largest area of decrease in other operating expenses during the current period was related to environmental expense, as the 2013 period contained higher charges.  SG&A expenses in the current year were $87.9 million compared to $105.4 million in the same period of 2013.  The prior year contained $14.3 million of spin-related and other one-time, nonrecurring costs.  Without the prior year nonrecurring costs, SG&A expense for the current nine months was 3.5% lower than the same period in 2013.  The primary reason for the decrease other than the nonrecurring costs is lower employee related charges.   Included in the station and other operating expense and SG&A expense totals above are $14.0 million and $14.8 million of combined operating expense and SG&A costs for the nine months ended September 30, 2014 and 2013, respectively, for product supply and wholesale operations.

The Company’s ethanol plant in Hereford, Texas was profitable for the first nine months of 2014, generating $16.1 million in operating income compared to operating income of $0.1 million in 2013. The improved results at Hereford in the current year were the result of improved operations with 3.4% higher yields for the period and significantly higher crush spreads. The improved efficiencies and higher yields have resulted since the completion of the planned maintenance shutdown in the first quarter and in August of 2014.

Interest expense is higher in the first nine months of 2014 compared to the prior year period by $23.4 million due to the issuance in mid-August 2013 of the $500 million Senior Notes and the funding of a $150 million term loan under our credit facilities.  As these borrowings did not exist for the full prior period, there is a large increase in interest expense resulting from these transactions.  Further, the 2014 period contains a charge of $1.9 million related to a write-off of deferred debt costs for the recently repaid term loan.

Capital expenditures for continuing operations for the nine months ended September 30, 2014 were $84.7 million compared to $128.5 million in 2013.  Of those capital expenditures, $72.4 million were for retail growth and $8.2 million were spent on retail maintenance items.  The remaining balance of the capital expenditures was in our product supply, ethanol, and corporate areas.  The 2013 period contained $41.8 million in expenditures related to a downpayment on land to be acquired from Walmart as a part of the December 2012 agreement.  Cash flow from operating activities was $216.5 million in the current year compared to $370.0 million in the same period in 2013.  Free cash flow (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) for the period was $131.6 million compared to $212.3 million in the prior year period.  The decrease in the period was due primarily to lower operating cash flows for the period partially offset by lower capital expenditures due to timing of station builds.

Station Openings

During the third  quarter of 2014, Murphy USA opened 16 retail locations.  Through early November 2014, the Company has opened an additional six sites.   With the addition of these stores in the early fourth quarter of 2014, Murphy USA has 1,245 total locations in operation that include 1,045 Murphy USA sites and 200 Murphy Express sites.  There are currently 22 new sites under construction,  of which most will be opened before year end.  Of these in-process stores, most continue to be the  new 1,200 sq. ft. or larger format.

Cash Flow and Financial Resources

For the quarter ended September 30, 2014, cash flows provided by operating activities were  $77.9 million, compared to $185.2 million in the 2013 period.    The decrease in cash provided by operating activities over 2013 of $107.3 million was due to net increases in working capital.  The total cash flow provided by operating activities included no cash flows from discontinued operations in the third  quarter of 2014 and $29.2 million from discontinued operations in 2013.   Cash flows required by investing activities in the third  quarter of 2014 were $42.9 million, which consisted primarily of capital expenditures for property additions while the 2013 period used cash of $21.2 million, which was primarily capital expenditures for property additions.  Investing cash flows in the 2014 quarter also included $10.6 million for the purchase of intangible assets.  Cash flows used in financing activities were  $1.0 million in the third  quarter of 2014 compared to cash provided by financing activities of $38.9 million in the 2013 period.

At September 30, 2014, we had no borrowings under our asset-based loan facility, which was put in place with an initial borrowing base limit of $450.0 million in mid-August 2013.  Using September 30, 2014 information, the borrowing base has been recalculated at $355.7 million in October 2014 and remains undrawn.  On September 2, 2014, the asset-based loan facility was amended to, among other things, extend the maturity date to September 2, 2019 and amend the terms of various covenants.  Total debt at September 30, 2014 of $492.2 million (net of unamortized debt discount) consisted solely of the $500.0 million Senior Notes and is not inclusive of the $294.3 million in cash and cash equivalents the Company had at September 30, 2014.

On October 22, 2014 the Company announced that its Board of Directors authorized a share repurchase program of up to $250 million of the Company’s common stock.  The share repurchase program is expected to be completed by December 31, 2015.

The Company’s effective tax rate is slightly lower than normal in the current quarter and nine months ended September 30, 2014 due to the discrete state income tax benefit of $6.8 million, recorded in the second quarter 2014.  However, we currently estimate that our ongoing effective tax rate will be approximately 38.2% for the remainder of the year.

"While the improved fuel environment was a welcome factor in Q3, the team’s execution in that environment led to continued performance against our strategic goals," said Mr. Clyde.   "Similarly, our successful operational turnaround at the Hereford ethanol plant continued to pay off with attractive crush spreads as we position the plant for a future sale.  As we enter the fourth quarter, we have line of sight to achieve our annual goals and objectives and are looking forward to continuing our standalone track record in 2015.”

Earnings Call Information

The Company will host a conference call on November 6, 2014, at 10:00 a.m. Central time to discuss third  quarter 2014 results.  The conference call number is  1 (877) 291-1367 and the conference number is 15148148. A live audio webcast of the conference call and the earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com).  Online replays of the earnings call will be available through Murphy USA’s website and a recording of the call will be available through November 10,  2014, by dialing 1(855) 859-2056 and referencing conference number 15148148.

Forward-Looking Statements

Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to anticipated store openings, fuel margins, merchandise margins, sales of RINs and trends in our operations.  Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties.  Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted  by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; efficient and proper allocation of our capital resources; compliance with debt covenants; availability and cost of credit; and changes in interest rates.  Our SEC reports, including our Annual Report on our Form 10-K for the year ended December 31, 2013 (filed February 28, 2014)  and, when available, our Form 10-Q for the three and nine months ended September 30, 2014 contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.  The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Contact: Investors/Media

Tammy L. Taylor (870) 881-6853, Sr. Manager Investor Relations and Corporate Communications

taylotl@murphyusa.com

I

Murphy USA Inc.

Consolidated and Combined Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Thousands of dollars except per share amounts)	2014	2013	2014	2013
Revenues
Petroleum product sales (a)	$4,035,406	$4,032,651	$11,751,447	$11,971,146
Merchandise sales	560,993	556,835	1,611,975	1,625,673
Ethanol sales and other	82,376	97,417	237,636	291,541
Total revenues	4,678,775	4,686,903	13,601,058	13,888,360
Costs and operating expenses
Petroleum product cost of goods sold (a)	3,866,413	3,903,042	11,309,893	11,549,760
Merchandise cost of goods sold	483,941	483,513	1,389,312	1,414,772
Ethanol cost of goods sold	37,684	57,415	117,221	188,029
Station and other operating expenses	131,887	122,749	387,587	368,430
Depreciation and amortization	19,629	18,128	58,975	54,734
Selling, general and administrative	30,105	44,714	87,874	105,390
Accretion of asset retirement obligations	300	274	897	821
Total costs and operating expenses	4,569,959	4,629,835	13,351,759	13,681,936
Income from operations	108,816	57,068	249,299	206,424
Other income (expense)
Interest income	13	354	41	1,088
Interest expense	(8,612)	(4,698)	(28,234)	(4,840)
Gain on sale of assets	—	5,972	170	5,980
Other nonoperating income	115	50	1,121	74
Total other income (expense)	(8,484)	1,678	(26,902)	2,302
Income before income taxes	100,332	58,746	222,397	208,726
Income tax expense	37,681	22,765	77,662	81,873
Income from continuing operations	62,651	35,981	144,735	126,853
Income from discontinued operations, net of taxes	—	5,748	781	14,551
Net Income	$62,651	$41,729	$145,516	$141,404
Earnings per share - basic:
Income from continuing operations	$1.37	$0.77	$3.13	$2.72
Income from discontinued operations	—	0.12	0.02	0.31
Net Income - basic	$1.37	$0.89	$3.15	$3.03
Earnings per share - diluted:
Income from continuing operations	$1.36	$0.77	$3.11	$2.71
Income from discontinued operations	—	0.12	0.02	0.31
Net Income - diluted	$1.36	$0.89	$3.13	$3.02
Weighted-average shares outstanding (in thousands):
Basic	45,726	46,743	46,233	46,743
Diluted	46,090	46,759	46,500	46,759
Supplemental information:
(a) Includes excise taxes of:	$501,859	$483,576	$1,430,345	$1,419,073

Murphy USA Inc.

Segment Operating Results

(Unaudited)

(Thousands of dollars, except volume per store month, margins and store counts)	Three Months Ended September 30,		Nine Months Ended September 30,
Marketing Segment	2014	2013	2014	2013

Revenues
Petroleum product sales	$4,035,406	$4,032,651	$11,751,447	$11,971,146
Merchandise sales	560,993	556,835	1,611,975	1,625,673
Other	26,210	32,548	68,482	76,990
Total revenues	$4,622,609	$4,622,034	$13,431,904	$13,673,809

Costs and operating expenses
Petroleum products cost of goods sold	3,866,414	3,903,042	11,309,894	11,549,760
Merchandise cost of goods sold	483,941	483,513	1,389,312	1,414,772
Station and other operating expenses	123,138	114,546	361,182	344,280
Depreciation and amortization	18,555	17,267	55,837	52,835
Selling, general and administrative	29,726	43,072	86,626	102,318
Accretion of asset retirement obligations	300	274	897	821
Total costs and operating expenses	$4,522,074	$4,561,714	$13,203,748	$13,464,786

Income from operations	$100,535	$60,320	$228,156	$209,023

Other income
Gain on sale of assets	—	5,972	170	5,980
Other nonoperating income	115	50	321	74
Total other income	$115	$6,022	$491	$6,054

Income from continuing operations
before income taxes	100,650	66,342	228,647	215,077
Income tax expense	38,061	25,420	80,637	84,215
Income from continuing operations	$62,589	$40,922	$148,010	$130,862

Gallons sold per store month	281,185	273,741	268,092	267,928
Fuel margin (cpg)	17.5	14.8	12.7	13.9
Fuel margin $ per store month	$49,347	$40,600	$34,113	$37,302

Total tobacco sales revenue per store month	$118,304	$125,091	$114,856	$123,274
Total non-tobacco sales revenue per store month	$33,553	$31,885	$32,041	$30,443
Total merchandise sales revenue per store month	$151,857	$156,976	$146,897	$153,717

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Merchandise margin $ per store month	$20,857	$20,670	$20,291	$19,942
Merchandise margin as a percentage of merchandise sales	13.7%	13.2%	13.8%	13.0%

Store count at end of period	1,239	1,185	1,239	1,185
Total store months during the period	3,694	3,547	10,974	10,576

Murphy USA Inc.

Consolidated and Combined Balance Sheets

	September 30,	December 31,
(Thousands of dollars)	2014	2013
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$294,264	$294,741
Accounts receivable—trade, less allowance for doubtful accounts of $4,456 in 2014 and $4,456 in 2013	206,956	193,181
Inventories, at lower of cost or market	145,818	179,055
Prepaid expenses and other current assets	16,063	15,439
Total current assets	663,101	682,416
Property, plant and equipment, at cost less accumulated depreciation and amortization of $711,125 in 2014 and $655,360 in 2013	1,215,787	1,190,723
Other assets	17,462	8,103
Total assets	$1,896,350	$1,881,242
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$—	$14,000
Trade accounts payable and accrued liabilities	458,614	433,228
Income taxes payable	37,027	72,146
Deferred income taxes	9,453	7,143
Total current liabilities	505,094	526,517
Long-term debt	492,227	547,578
Deferred income taxes	104,352	114,932
Asset retirement obligations	18,424	17,130
Deferred credits and other liabilities	17,713	18,749
Total liabilities	1,137,810	1,224,906
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 issued and 46,743,633 shares issued and
outstanding at 2014 and 2013, respectively)	468	467
Treasury stock (1,038,436 shares held at September 30, 2014)	(49,915)	—
Additional paid in capital (APIC)	554,895	548,293
Retained earnings	253,092	107,576
Total stockholders' equity	758,540	656,336
Total liabilities and stockholders' equity	$1,896,350	$1,881,242

Murphy USA Inc.

Consolidated and Combined Statement of Cash Flows

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Thousands of dollars)	2014	2013	2014	2013
Operating Activities
Net income	$62,651	$41,730	$145,516	$141,404
Adjustments to reconcile net income to net cash provided by operating activities
Income from discontinued operations, net of taxes	—	(5,748)	(781)	(14,551)
Depreciation and amortization	19,629	18,128	58,975	54,734
Amortization of deferred major repair costs	319	179	752	400
Deferred and noncurrent income tax credits	358	(6,669)	(10,580)	(13,357)
Accretion on discounted liabilities	300	274	897	821
Pretax gains from sale of assets	—	(5,972)	(170)	(5,980)
Net (increase) decrease in noncash operating working capital	(8,144)	113,033	10,722	158,555
Other operating activities-net	2,774	1,021	10,985	11,897
Net cash provided by continuing operations	77,887	155,976	216,316	333,923
Net cash provided by discontinued operations	—	29,228	134	36,033
Net cash provided by operating activities	77,887	185,204	216,450	369,956
Investing Activities
Property additions	(31,633)	(26,486)	(84,687)	(121,595)
Proceeds from sale of assets	—	6,038	279	6,074
Expenditures for major repairs	(612)	(500)	(1,340)	(780)
Purchase of intangible asset	(10,631)	—	(10,631)	—
Other investing activities-net	—	52	—	52
Investing activities of discontinued operations
Sales proceeds	—	—	1,097	—
Other	—	(286)	—	(754)
Net cash required by investing activities	(42,876)	(21,182)	(95,282)	(117,003)
Financing Activities
Purchase of treasury stock	—	—	(50,021)	—
Repayments of long-term debt	—	(10)	(70,000)	(34)
Additions to long-term debt	—	641,250	—	641,250
Cash dividend to former parent	—	(650,000)	—	(650,000)
Debt issuance costs	(851)	(6,649)	(950)	(6,649)
Amounts related to share-based compensation	(133)	—	(674)	—
Net distributions to parent	—	54,298	—	(32,394)
Net cash required by financing activities	(984)	38,889	(121,645)	(47,827)
Net increase (decrease) in cash and cash equivalents	34,027	202,911	(477)	205,126
Cash and cash equivalents at beginning of period	260,237	59,588	294,741	57,373
Cash and cash equivalents at September 30	$294,264	$262,499	$294,264	$262,499

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Adjusted EBITDA for the three and nine months ended September 30, 2014 and 2013.  EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, gain (loss) on sale of assets and other non-operating expense (income)).  EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).

We use this Adjusted EBITDA in our operational and financial decision-making, believing that such measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.    Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance.  However, non-GAAP measures are not a substitute for GAAP disclosures, and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.

The reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Thousands of dollars)	2014	2013	2014	2013

Net income	$62,651	$41,729	$145,516	$141,404

Income taxes	37,681	22,765	77,662	81,873
Interest expense, net of interest income	8,599	4,344	28,193	3,752
Depreciation and amortization	19,629	18,128	58,975	54,734
EBITDA	128,560	86,966	310,346	281,763

(Income) loss from discontinued operations, net of tax	—	(5,748)	(781)	(14,551)
Impairment of properties	—	—	—	—
Accretion of asset retirement obligations	300	274	897	821
Gain on sale of assets	—	(5,972)	(170)	(5,980)
Other nonoperating income	(115)	(50)	(1,121)	(74)
Adjusted EBITDA	$128,745	$75,470	$309,171	$261,979

The Company also considers Free Cash Flow in the operation of its business.  Free cash flow is defined as net cash provided by operating activities in a period minus payments for property and equipment made in that period.  Free cash flow is also considered a non-GAAP financial measure.  Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for us in evaluating the Company’s performance.  Free cash flow should be considered in addition to, rather than as a substitute for consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Numerous methods may exist to calculate a company’s free cash flow.  As a result, the method used by our management to calculate our free cash flow may differ from the methods other companies use to calculate their free cash flow.  The following table provides a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Thousands of dollars)	2014	2013	2014	2013

Net cash provided by operating activities	$77,887	$155,976	$216,316	$333,923
Payments for property and equipment	(31,633)	(26,486)	(84,687)	(121,595)
Free cash flow	$46,254	$129,490	$131,629	$212,328